Exhibit 99.1

Redpoint Bio Reports Three Months and Six Months Ended June 30, 2010 Results

EWING, N.J., August 13, 2010 —  Redpoint Bio Corporation (OTCBB: RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced financial and operational results for the three months and six months ended June 30, 2010.

For each of the three months and six months ended June 30, 2010, Redpoint recorded revenue of $0.5 million.  Revenues were related to an upfront payment in connection with a Licensing and Commercialization Agreement that the Company entered into with International Flavors & Fragrances Inc. (“IFF”) that was signed in June.  For the three and six months ended June 30, 2009, Redpoint recorded revenues of $0.8 million and $1.9 million, respectively, which were primarily from the Company’s prior collaboration with Givaudan.

Research and development expenses for the second quarter of 2010 were $0.8 million, compared to $1.5 million for the second quarter of 2009. Research and development expenses for the six months ended June 30, 2010 were $1.6 million, compared to $3.4 million in the same period of 2009. The decrease in expenses was primarily attributable to the reductions in workforce as a result of the corporate restructurings that the Company announced in February and May of 2009.

General and administrative expenses for the second quarter of 2010 were $1.1 million, compared to $1.4 million for the second quarter of 2009. General and administrative expenses for the six months ended June 30, 2010 were $2.0 million, compared to $3.0 million in the same period of 2009.

Redpoint reported a net loss for the second quarter of 2010 of $1.4 million, or $0.02 per common share, compared to $2.1 million, or $0.03 per common share, for the second quarter of 2009.

The net loss for the six months ended June 30, 2010 was $3.1 million, or $0.04 per common share, compared to $4.6 million, or $0.06 per common share, for the six months ended June 30, 2009.

Redpoint had approximately $2.5 million in cash and cash equivalents at June 30, 2010. In addition, in July 2010, the Company received $0.5 million as an upfront payment pursuant to its agreement with IFF. The Company believes that its current capital resources are sufficient to meet its operating and capital requirements through December 2010.

Second Quarter Highlights and Recent Developments

The second quarter was highlighted by the announcement of a license and commercialization agreement with IFF, a global leader in the food and beverage industry, covering the commercialization of RP44, Redpoint’s all-natural sweetness enhancer.

“We first announced that we had identified RP44 in June of 2009 and approximately one year later we entered into a license and commercialization agreement with IFF,” said Ray Salemme, Ph.D., Chief Executive Officer of Redpoint. “We believe that Redpoint’s unique technology platform could lead to additional opportunities for discovering novel natural flavorings and flavor enhancers, to help meet increasing consumer demand for more healthful foods and beverages that still taste great.”

Regarding its diabetes research program, in July 2010, the Company announced the issuance of a patent covering methods of using a high-throughput screen to discover certain modulators of the TRPm5 ion channel. The TRPm5 ion channel was originally identified as an important component of taste signaling circuits responsible for sensing sweet, savory, and bitter compounds on the tongue. Recently, an emerging body of scientific evidence has demonstrated that the TRPm5 ion channel is also found in the pancreas and gastrointestinal tract, suggesting a potential role in the regulation of metabolism and satiety.

Specifically, TRPm5 may be involved in the secretion of important hormones like GLP1 and insulin that control sugar uptake and metabolism. Consequently, modulators of TRPm5 could potentially find application as a new therapy for adult-onset diabetes and obesity. Redpoint is seeking a large pharmaceutical company as a partner for a collaborative research and development program to further develop its TRPm5 modulators for diabetes and obesity therapeutic applications.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into additional collaboration agreements or raise additional capital to sustain operations, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern, 646-378-2922

or

Redington, Inc.

Thomas Redington, 212-926-1733

(financial tables follow)

Redpoint Bio Corporation

(A Development-Stage Enterprise)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

Research, grant and license revenue	$810	$500	$1,868	$500

Operating expenses:
Research and development	1,486	771	3,407	1,620
General and administrative	1,367	1,084	3,026	2,013
Total operating expenses	2,853	1,855	6,433	3,633
Operating loss	(2,043)	(1,355)	(4,565)	(3,133)
Interest income	46	—	102	11
Interest expense	(66)	(34)	(118)	(81)
Loss before income taxes	(2,063)	(1,389)	(4,581)	(3,203)
Income tax benefit	—	—	—	101
Net loss	$(2,063)	$(1,389)	$(4,581)	$(3,102)

Basic and diluted net loss per common share	$(0.03)	$(0.02)	$(0.06)	$(0.04)

Weighted average common shares outstanding	79,496	79,839	79,496	79,839

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2009	June 30, 2010

Cash and cash equivalents	$5,557	$2,529
Accounts receivable	—	500
Other current assets	176	104
Property and equipment, net	727	526
Other assets	315	308
Total assets	$6,775	$3,967

Current liabilities	$1,223	$1,434
Long-term liabilities	774	569
Stockholders’ equity	4,778	1,964
Total liabilities and stockholders’ equity	$6,775	$3,967